Exhibit 99.5
Eastern Company
Unaudited Pro Forma Condensed Combined Financial Statements

Overview

On April 3, 2017, The Eastern Company (the “Company”) completed an acquisition of Velvac Holdings, Inc. (“Velvac”), a Delaware corporation (including its subsidiaries), for $39.5 million and an earnout consideration contingent upon Velvac achieving minimum earning performance levels and based on sales of Velvac’s new proprietary Road-IQ product line, subject to certain customary post-closing adjustments (the “Acquisition”). The Acquisition was consummated pursuant to the terms of a Share Purchase Agreement dated April 3, 2017, by and among Velvac, Jeffery R. Porter, W. Greg Bland, John Backovitch, Dave Otto, Bob Otto, Timothy Rintelman, Robert Brester, Dan Mcgraw, Mark Moeller, Prospect Partners II, L.P. (the “Sellers”), and The Eastern Company (the “Securities Purchase Agreement”) pursuant to which the Company acquired 100% of the issued and outstanding sock of Velvac and certain options held by certain of the Sellers to acquire authorized but unissued shares of Velvac’s stock were terminated.  Beginning with 2017 second quarter reporting, the acquired business is included in the Company’s reporting. The Acquisition was financed with a combination of $3.5 million of cash on hand, a $31.0 million term loan from People’s United Bank, National Association (“Peoples’s”) and $5.0 million of borrowings drawn down on the Company’s $10 million revolving credit line with People’s through an amended and restated loan agreement with People’s (“Loan Agreement”). In connection with the Loan Agreement, the Company also used its cash to repay the remaining balance (approximately $1.4 million) of its then outstanding term loan with People’s.

Velvac is a premier designer and manufacturer of proprietary mirrors and camera-enabled vision systems that improve safety by providing large, clear views of blind spots and passing lanes around the vehicle. Velvac serves diverse markets within the heavy and medium duty truck, motorhome and specialty vehicle markets.

The unaudited pro forma condensed combined balance sheet (“Pro forma Balance Sheet”) as of December 31, 2016 is presented as if the Acquisition had occurred on January 1, 2016 and is based upon the audited consolidated balance sheets of the Company (as filed with the SEC in its Annual Report on Form 10-K for the period ended December 31, 2016) and the audited consolidated balance sheets of Velvac as of December 31, 2016.

The unaudited pro forma condensed combined statements of operations for the 12 months ended December 31, 2016 are presented as if the Acquisition had occurred on January 1, 2016 and are based upon the audited consolidated statements of operations of the Company for the 12 months ended December 31, 2016 (as filed with the SEC in its Annual Report on Form 10-K for the period ended December 31, 2016) and the audited statements of operations of Velvac for the 12 months ended December 31, 2016.

The financial statements of the Company and Velvac have been adjusted in the pro forma condensed combined financial statements to give effect to events that are directly attributable to the Acquisition, are factually supportable and expected to have a continuing impact on the combined company. The unaudited pro forma condensed combined financial statements have been presented for informational purposes only. The pro forma condensed combined financial statements are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Acquisition been completed as of the dates indicated. In addition, the pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the combined company. The actual results reported by the combined company in the periods following the Acquisition may differ significantly from those reflected in these unaudited pro forma combined statements. There were no transactions between Eastern and Velvac as of and for the periods presented in the pro forma condensed combined financial statements that would need to be eliminated.

The pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under general accepted accounting principles in the United States (“GAAP”). Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes and should be read in conjunction with the pro forma condensed combined financial statements.

The determination and preliminary allocation of the purchase consideration used in the unaudited pro forma combined financial statements are based upon preliminary estimates which are subject to change during the measurement period up to one year from the acquisition date.

The pro forma financial statements do not reflect any operating efficiencies or cost savings that the combined company may achieve as a result of the Acquisition.

The Eastern Company
Unaudited Pro Forma Condensed Combined Balance Sheet
For the year ended December 31, 2016
			Pro Forma
	Eastern	Velvac	Adjustments		Pro Forma
	Historical	Historical	(Note 4)		Combined
Assets
Current Assets
Cash and cash equivalents	$ 22,725,376	$ 252,071	$(6,429,262)	h	$ 16,548,185
Accounts receivables	18,135,792	5,203,192			23,338,984
Inventories	34,030,286	12,604,662	1,187,668	a	47,822,616
Prepaid expenses and other assets	1,858,471	226,599			2,085,070
Total current assets	76,749,925	18,286,524	(5,241,594)		89,794,855

Property, Plant and Equipment, net	26,165,514	2,970,911	480,815	g	29,617,240
Goodwill	14,819,835	171,918	18,009,240	c	33,000,993
Trademarks	166,312		3,510,000	b	3,676,312
Other intangible assets, net	1,764,449	877,789	6,438,378	b	9,080,616
Other assets		325,896			325,896
Deferred income taxes	4,532,361	1,925,000	(4,947,000)	i	1,510,361
Total Assets	$124,198,396	$24,558,038	$18,249,839		$167,006,273

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$ 7,048,174	$ 6,869,630			$ 13,917,804
Accrued compensation	3,112,404	786,045			3,898,449
Other accrued expenses	1,812,647	588,153	$ (328,000)	p	2,072,800
Current portion of long-term debt	892,857	10,561,551	(4,904,408)	d	6,550,000
Total current liabilities	12,866,082	18,805,379	(5,232,408)		26,439,053

Other long-term liabilities	288,805				288,805
Long-term debt	892,857		28,557,143	d	29,450,000
Accrued other postretirement benefits	1,051,700				1,051,700
Accrued pension cost	26,631,438				26,631,438
Contingent Consideration			1,020,296	e	1,020,296

Stockholders' Equity
Common Stock	29,146,622	1,253	(1,253)	f	29,146,622
Treasury Stock	(19,105,723)				(19,105,723)
Preferred Stock		3,594,609	(3,594,609)	f	-
Additional paid-in capital		1,247,469	(1,247,469)	f	-
Retained earnings	95,631,216	909,328	(1,251,861)	f,j	95,288,683

OCI
Foreign currency translation	(2,165,081)				(2,165,081)
Unrecognized net pension and other
postretirement benefits	(21,039,520)				(21,039,520)
Accumulated other comprehensive loss	(23,204,601)				(23,204,601)

Total Liabilities and Stockholder' Equity	$124,198,396	$24,558,038	$18,249,839		$167,006,273

The Eastern Company
Unaudited Pro Forma Statement of Operations			Pro Forma
For the year ended December 31, 2016	Eastern	Velvac	Adjustments		Pro Forma
	Historical	Historical	(Note 5)		Combined
Net sales	$ 137,608,258	$ 60,319,107			$ 197,927,365

Cost of products sold	(103,315,387)	(44,601,143)	$ 285,368	k	(147,631,162)

Gross margin	34,292,871	15,717,964	285,368		50,296,203

Selling and administrative expenses	(23,156,999)	(15,149,440)	(19,679)	l, p	(38,326,118)

Operating profits	11,135,872	568,524	(19,679)		11,970,085

Interest expense	(121,500)	(426,319)	(818,161)	m, n	(1,365,980)
Other Income	209,043	-			209,043
Income before income taxes	11,223,415	142,205	(552,472)		10,813,148

Income taxes	3,438,092	80,783	209,939	o	3,308,936
Net Income	$ 7,785,323	$ 61,422	$(342,533)		$ 7,504,212

Earnings per share:
Basic	$1.25	n/a			$1.20
Diluted	$1.25	n/a			$1.20

Note 1 – The Transaction

On April 3, 2017, The Eastern Company (the “Company”) completed an acquisition of Velvac Holdings, Inc. (“Velvac”), a Delaware corporation (including its subsidiaries), for $39.5 million and an earnout consideration contingent upon Velvac achieving minimum earning performance levels and based on sales of Velvac’s new proprietary Road-IQ product line, subject to certain customary post-closing adjustments (the “Acquisition”). The Acquisition was consummated pursuant to the terms of a Share Purchase Agreement dated April 3, 2017, by and among Velvac, Jeffery R. Porter, W. Greg Bland, John Backovitch, Dave Otto, Bob Otto, Timothy Rintelman, Robert Brester, Dan Mcgraw, Mark Moeller, Prospect Partners II, L.P. (the “Sellers”), and The Eastern Company (the “Securities Purchase Agreement”) pursuant to which the Company acquired 100% of the issued and outstanding stock of Velvac and certain options held by certain of the Sellers to acquire authorized but unissued shares of Velvac’s stock were terminated.  Beginning with 2017 second quarter reporting, the acquired business is included in the Company’s reporting. The Acquisition was financed with a combination of $3.5 million of cash on hand, a $31.0 million term loan from People’s United Bank, National Association (“Peoples’s”) and $5.0 million of borrowings drawn down on the Company’s $10 million revolving credit line with People’s through an amended and restated loan agreement with People’s (“Loan Agreement”).  In connection with the Loan Agreement, the Company also used its cash to repay the remaining balance (approximately $1.4 million) of its then outstanding term loan with People’s.

Velvac is a premier designer and manufacturer of proprietary vision technology for original equipment manufacturers serving the heavy-duty and medium-duty truck, motorhome, and bus markets. Beginning with 2017 second quarter reporting, the acquired business is included in the Company’s reporting.

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States (GAAP) and were derived based on the financial statements of the Company and Velvac and adjusted to give effect to pro forma events that are (i) directly attributable to the Acquisition; (ii) factually supportable; and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined company's results. Adjustments are described in the accompanying notes to the unaudited pro forma condensed combined financial statements which include assumptions utilized, reclassification adjustments to conform to GAAP and changes in Velvac accounting policy to conform to that of the Company. There were no transactions between Eastern and Velvac as of and for the periods presented in the pro forma condensed combined financial statements that would need to be eliminated.

The unaudited pro forma condensed combined balance sheet (“Pro forma Balance Sheet”) as of December 31, 2016 is presented as if the Acquisition had occurred on January 1, 2016 and is based upon the audited consolidated balance sheets of the Company (as filed with the SEC in its Annual Report on Form 10-K for the period ended December 31, 2016) and the audited consolidated balance sheets of Velvac as of December 31, 2016.

The unaudited pro forma condensed combined statements of operations for the 12 months ended December 31, 2016 are presented as if the Acquisition had occurred on January 1, 2016 and are based upon the audited consolidated statements of operations of the Company for the 12 months ended December 31, 2016 (as filed with the SEC in its Annual Report on Form 10-K for the period ended December 31, 2016) and the audited consolidated statements of operations of Velvac for the 12 months ended December 31, 2016.

Under the acquisition method of accounting, the Company measures and recognizes separately from goodwill the fair value as of April 3, 2017 of all identifiable assets acquired and liabilities assumed as part of the Acquisition. For purposes of measuring the fair value of the assets acquired and liabilities assumed, the Company has applied the accounting guidance for fair value measurements in accordance with GAAP. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants as of the measurement date. The fair value measurements utilize estimates based on key assumptions, including historical and current market data. The preliminary allocation of the purchase price as detailed in Note 3, ("Purchase Price Allocation") in these unaudited pro forma condensed combined financial statements is based upon the fair values of the assets acquired and liabilities assumed. The purchase price allocation as of the April 3, 2017 acquisition date and the resulting effect on income from operations and the Company’s balance sheet will be included in the Company’s Quarterly Report on Form 10-Q for the second quarter ended July 1, 2017. Management believes that the assumptions provide a reasonable basis for presenting all of the significant effects of the Acquisition and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

Estimated transaction costs have been excluded from the unaudited pro forma condensed combined statement of operations as they reflect non-recurring charges directly related to the Acquisition. However, the transaction costs are reflected in the Pro Forma Balance Sheet as an increase to other current liabilities and a decrease to retained earnings.

The unaudited pro forma condensed combined financial statements do not reflect any revenue enhancements or cost savings (or associated costs to achieve such savings) from operating efficiencies, synergies or other restructuring that could result from the Acquisition.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only and are not intended to reflect the results of operations or the financial position of the combined company that would have resulted had the Acquisition been effective as of and for the periods presented or the results that may be obtained by the combined company in the future.

Note 3 – Purchase Price Allocation

The total purchase price for Velvac was allocated to the net tangible and intangible assets based upon their fair values as set forth below. The excess of the purchase price over the net tangible and intangible assets was recorded as goodwill. The purchase price was allocated based upon estimates and assumptions of the fair values of assets acquired and liabilities assumed.

The following is the fair value estimate of the assets acquired and the liabilities assumed by the Company in the completed acquisition of Velvac as if the acquisition had occurred on January 1, 2016:

Cash and cash equivalents	$ 412,974
Accounts receivable (net)	$ 6,063,429
Inventory	$12,992,377
Prepaid and other assets	$ 494,617
Property, plant and equipment	$ 3,235,878
Other noncurrent assets	$ 366,401
Goodwill	$18,181,158
Other intangible assets	$11,560,000
Current liabilities	$(7,723,834)
Deferred tax liabilities	$(3,022,000)
Total purchase price allocation	$42,561,000

Identifiable intangible assets: The estimated fair value of the identifiable intangible assets and the average estimated useful lives (in years) are as follows:

	Estimated Fair Value	Estimated Useful Life
Patents	$ 4,400,000	5-12
Customer relationships	$ 3,650,000	9-10
Trade names	$ 3,510,000
Total	$11,560,000

Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration transferred and the fair values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized and is not tax deductible.

Note 4 – Pro forma adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The following pro forma adjustments were applied to the unaudited balance sheets of the Company and Velvac at December 31, 2016 to arrive at the unaudited pro forma condensed combined balance sheet:

(a)	To record the step-up in fair value of the inventory acquired in the Acquisition as disclosed in Note 3.	$ 1,187,668
(b)
To eliminate Velvac identifiable intangible assets of $877,789 and to record the fair value of identifiable intangible assets for the Acquisition as disclosed in Note 3 of $11,560,000. Fair value identifiable intangible assets are based on estimates as discussed in Note 3. To record the effect of the new amortization method calculated on intangible assets of $733,833.
		$ 9,948,378
(c)	To eliminate Velvac goodwill balance of $171,918 and to record goodwill for the Acquisition as disclosed in Note 3 of $18,181,158.	$18,009,240
(d)	To record borrowings from the amended and restated credit facilities to complete the Acquisition for short term debt of $6,550,000 and long term debt of $29,450,000 and to eliminate short debt of the Company and Velvac debt settled prior to the Acquisition of $11,454,408 and long term debt of the Company of $892,857.	$23,652,735
(e)	Contingent consideration included in the purchase price.	$ 1,020,296
(f)	To eliminate equity accounts of Velvac.	$ (5,752,659)
(g)
To record an adjustment to property, plant and equipment acquired in the Acquisition to report at fair value as disclosed in Note 3 of $264,967. To record the net effect of the depreciation calculated on the tangible assets of $215,848.
		$ 480,815
(h)
To reflect the Company’s cash payment as part of the Acquisition of $3,500,000, payment of prior debt of $1,785,714, change in interest payment of $818,161, working capital reimbursement of $991,000, elimination of Velvac transaction expenses net of tax of $282,518 and tax benefit of certain transactions of $383,095
		$ (6,429,262)
(i)
To record the deferred tax liabilities of $3,022,000 related to the fair value adjustments recorded for the assets acquired and liabilities assumed, excluding goodwill, as disclosed in Note 3 and eliminate Velvac’s deferred tax liability of $1,925,000.
		$ (4,947,000)
(j)	To eliminate Velvac’s retained earnings and to record current year adjustments for acquisition related expenses and depreciation and amortization to retained earnings.	$ 342,533

Note 5 – Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the 12 Months ended December 31, 2016

The following pro forma adjustments, which exclude the step-up in fair value of the inventory, were applied to the statements of operations for the Company and Velvac for the 12 months ended December 31, 2016:

(k)
To record depreciation expense resulting from increased basis of property, plant and equipment acquired and depreciated using straight line basis over the estimated remaining useful life of $613,152 as discussed in Note 3. Reverse prior depreciation calculated of $829,000. Reclass depreciation of office equipment from costs of products sold to selling and administrative expenses of $69,520.
$ 285,368
(l)
To record additional amortization of intangible assets of $802,833. The amortization of trade names, customer relationships and patents has been calculated based on their respective fair values and amortized over the estimated life as discussed in Note 3. Reverse prior depreciation calculated of $69,000.
$ (733,833)
(m)	To eliminate Velvac interest expense on debt settled prior to Acquisition.	$ (426,319)
(n)	To record interest expense on $36,000,000 in borrowings to complete the Acquisition, which bear interest at the current LIBOR rate plus a spread of 1.7% to 2.5%.	$ 1,244,480
(o)	To record tax benefit. Provision for income taxes associated with pro forma entries is based on the Company’s estimated statutory tax rates.	$ 209,939
(p)
To eliminate the Company’s transaction expenses associated with the Acquisition of $328,000, Velvac’s transaction expenses associated with the Acquisition and management fees of $455,674 and reclassify depreciation of office equipment from costs of products sold to selling and administrative expenses of $69,520.
$ 714,154